TeleCommunication Systems Reports Second Quarter 2015 Results

ANNAPOLIS, Md., July 30, 2015 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure wireless communication technology, reported results for the three months ended June 30, 2015.

Summary of Second Quarter 2015 Financial Results

  Revenue was $87.9 million, up 7% from $81.9 million in the prior quarter, and up 2% from $86.2 million in the second quarter of 2014.
  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation) was up 8% to $8.6 million from $8 million in the prior quarter, and down 5% from $9.1 million in the year-ago quarter (See discussion of the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net income was up 38% to $3.4 million or $0.05 per diluted share from $2.5 million or $0.04 per diluted share in the prior quarter, and up 8% from $3.1 million or $0.05 per diluted share in the second quarter of 2014.
  GAAP net income increased to $0.01 per diluted share from breakeven in the prior quarter, and was down from $0.02 in the second quarter of 2014.

Management Commentary

"Our operating results for the second quarter and first half of 2015 are consistent with management's plan for the year, as positive developments across the company have offset the impact of lower 2015 wartime field support revenue than in 2014, and the unusual, nonrecurring $1.1 million professional fee expense in Q1," said Maurice B. Tose, TCS chairman and CEO.

"The company has continued to invest during the period in hardening of 9-1-1 deliverables as a growing volume of nextgen deployments proceeds. The expected orders for strong second half government systems and components shipments have been making their way through procurement processes. New products for cybersecurity and mobile medicine have been launched and are gaining traction, and our integrated man-wearable and vehicle mounted communications solutions for connected cities are in a growing number of trials.

"We announced earlier this month that our Board has established a Special Committee of independent directors to explore strategic alternatives with the assistance of Lazard as financial advisor."

Other Quarterly Highlights

  Introduced Intrepid9-1-1™, a suite of Next Generation 9-1-1 core services that accurately routes 9-1-1 voice calls, text and multimedia to public safety answering points and emergency responders.
  Doc-Aid™, an on-demand, walk-in clinic, selected TCS' VirtuMedix® platform to provide secure, HIPAA-compliant telemedicine services to its patients in Texas.
  TCS has partnered with Symantec to provide a new tool for identifying fraud, confirming location compliance and preventing "false positive" denials of services for financial services firms, online gaming companies and other organizations.
  ISACA, a global association of 140,000 professionals in 180 countries, signed a three-year licensing agreement for TCS' curriculum and PerformanScore® tool, for use in ISACA's new Cybersecurity Nexus (CSX) certification program. CSX is the first cybersecurity certification to combine skills-based training with performance-based exams in compliance with new national standards.

Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income
	Three months ended June 30,
($000 except EPS)			Six months ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Revenue	$ 87,927	$ 86,221	$ 169,794	$ 171,311
Adjusted EBITDA	$ 8,639	$ 9,133	$ 16,658	$ 17,110
Non-cash charges [1]	(5,551)	(5,992)	(11,219)	(12,463)
Income from operations	3,088	3,141	5,439	4,647
Interest and other income, net	(1,970)	(2,238)	(3,660)	(4,473)
Tax (provision) benefit	(401)	155	(767)	407
Net income for Diluted EPS calculation	$ 717	$ 1,058	$ 1,012	$ 581

Net income per share - diluted	$ 0.01	$ 0.02	$ 0.02	$ 0.01

Net income	$ 717	$ 1,058	$ 1,012	$ 581
Amortization of non-cash stock-based compensation expense	1,210	1,379	2,528	3,200
Amortization of acquired intangible assets	916	949	1,843	1,898
Amortization of deferred financing fees and non-cash FX activity	(33)	212	(254)	380
Non-cash tax expense (benefit)	570	(475)	701	(695)
Adjusted net income	$ 3,380	$ 3,123	$ 5,830	$ 5,364

Adjusted net income per share	$ 0.05	$ 0.05	$ 0.09	$ 0.09

[1]Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, and non-cash stock-based compensation expense.

Second Quarter and Six Month 2015 Financial Highlights
Revenue and Gross Profit (unaudited):

($millions)	Three months ended June 30,
	Commercial			Government			Total
	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)
Revenue
Services	$ 37.6	$ 38.0	$ (0.4)	$ 23.6	$ 29.1	$ (5.5)	$ 61.2	$ 67.1	$ (5.9)
Systems	6.7	9.3	(2.6)	20.0	9.8	10.2	26.7	19.1	7.6
Total revenue	$ 44.3	$ 47.3	$ (3.0)	$ 43.6	$ 38.9	$ 4.7	$ 87.9	$ 86.2	$ 1.7

Gross profit
Gross profit-services	$ 22.1	$ 23.2	$ (1.1)	$ 4.4	$ 6.7	$ (2.3)	$ 26.5	$ 29.9	$ (3.4)
As % of revenue	59%	61%		19%	23%		43%	45%
Gross profit-systems	2.8	5.7	(2.9)	4.5	2.6	1.9	7.3	8.3	(1.0)
As % of revenue	42%	61%		23%	27%		27%	43%
Total gross profit	$ 24.9	$ 28.9	$ (4.0)	$ 8.9	$ 9.3	$ (0.4)	$ 33.8	$ 38.2	$ (4.4)
As % of revenue	56%	61%		20%	24%		38%	44%

	Six months ended June 30,
	Commercial			Government			Total
	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)
Revenue
Services	$ 75.9	$ 72.6	$ 3.3	$ 48.2	$ 56.7	$ (8.5)	$ 124.1	$ 129.3	$ (5.2)
Systems	13.6	14.7	(1.1)	32.1	27.3	4.8	45.7	42.0	3.7
Total revenue	$ 89.5	$ 87.3	$ 2.2	$ 80.3	$ 84.0	$ (3.7)	$ 169.8	$ 171.3	$ (1.5)

Gross profit
Gross profit-services	$ 45.3	$ 44.1	$ 1.2	$ 9.4	$ 14.6	$ (5.2)	$ 54.7	$ 58.7	$ (4.0)
As % of rev	60%	61%		20%	26%		44%	45%
Gross profit-systems	5.2	8.4	(3.2)	7.7	5.9	1.8	12.9	14.3	(1.4)
As % of rev	38%	57%		24%	22%		28%	34%
Total Gross Profit	$ 50.5	$ 52.5	$ (2.0)	$ 17.1	$ 20.5	$ (3.4)	$ 67.6	$ 73.0	$ (5.4)
As % of rev	56%	60%		21%	24%		40%	43%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue in the second quarter of 2015 was $44.3 million, down 6% from $47.3 million in the same year-ago period, and segment second quarter gross profit was $24.9 million or 56% of revenue, down from $28.9 million or 61% of revenue in the second quarter of 2014. The change was mainly due to lower platforms & applications revenue as well as lower revenue from a wireless 9-1-1 customer whose network was shut down after it was acquired, offset by increases in other 9-1-1-related revenue.

For the first six months of 2015, commercial segment revenue was $89.5 million, up 3% from $87.3 million, and segment gross profit was $50.5 million or 56% of revenue, down from $52.5 million or 60% of revenue in the comparable period, reflecting higher 9-1-1 revenue, and higher first quarter revenue from a four-quarter customer trial that concluded in Q1-15.

Government Segment Revenue and Gross Profit:

Government segment revenue in the second quarter of 2015 was $43.6 million, up 12% from $38.9 million in the same year-ago period while segment gross profit in the quarter was $8.9 million or 20% of revenue compared to $9.3 million or 24% of revenue in the 2014 second quarter. The higher volume of revenue in the second quarter of 2015 was from systems and components shipments. Lower average margins were realized on the mix of both systems and services business during the quarter, leading to a lower gross profit as compared to the same year-ago period.

For the first six months of 2015, government segment revenue was $80.3 million, down from $84 million in the comparable period, and segment gross profit was $17.1 million or 21% of revenue, down from $20.5 million or 24% of revenue in the comparable period. The decreases reflect lower volume and less favorable average margins on 2015 business.

Operating Costs and Expenses:

R&D: Second quarter 2015 R&D expense was $8.9 million (10% of revenue), down 21% from $11.3 million (13% of revenue) in the same year-ago period. For the first six months of 2015, R&D expense was $17.4 million (10% of revenue), down 20% from $21.6 million (13% of revenue) in the same year-ago period. Investment in 9-1-1 related R&D has increased, while investment in other product areas has been reduced and/or developers have been assigned to custom projects classified as cost of revenue leading to lower R&D expenses for the three and six months periods of 2015.

SG&A: Second quarter 2015 selling, general and administrative expense was down 8% to $17.9 million (20% of revenue), from $19.5 million (23% of revenue) in the second quarter of 2014. For the first six months of 2015, selling, general and administrative expense was down 3% to $36.9 million (22% of revenue), from $38.1 million (22% of revenue) in 2014's first half. The decreases reflect headcount and spending reductions.

Non-cash charges: second quarter 2015 non-cash charges to operating profit were $5.6 million, down 7% from $6 million in the same year-ago period. For the first six months of 2015, non-cash charges to operating profit were $11.2 million, down 10% from $12.5 million in the same year-ago period. The decreases primarily reflect the impact of lower capital spending in the last two years than in earlier years.

Income Taxes:

For the second quarter of 2015, the company recorded a $0.4 million provision for income taxes against pre-tax income of $1.1 million. For the first six months of 2015, the company recorded a $0.8 million provision for income taxes against pre-tax income of $1.8 million.

Liquidity and Capital Resources:

At June 30, 2015, TCS had $53.7 million of cash and securities, compared to $50.6 million at the beginning of the quarter. Funds were generated in the quarter from $8.6 million in adjusted EBITDA, $19.8 million from bank term loan delayed draw and capital lease facilities (partly offset by $8 million of debt principal repayments), and $0.2 million from the exercise of employee stock options and stock purchase plans. Cash was used during the quarter to fund a $10.5 million increase in working capital in anticipation of second half system sales, $4.2 million for capital expenditures (including software development), and a net of $2.8 million for cash interest, cash taxes and other expenses. At the end of the quarter, in addition to the $53.7 million of cash and securities, the company's liquidity included $30 million of unused borrowing availability under the bank credit line.

Backlog:
	3/31/2015	New Orders	Revenue	6/30/2015
($millions)
Commercial Funded Contract Backlog	$ 241.7	$ 37.9	$ (44.3)	$ 235.3
Government Funded Contract Backlog	69.9	36.9	(43.6)	63.2
Total Funded Contract Backlog	$ 311.6	$ 74.8	$ (87.9)	$ 298.5

Funded contract backlog on June 30, 2015 was $298.5 million, of which the company expects to recognize approximately $183 million over the next 12 months.

Funded contract backlog is based upon contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless and other network operators). Backlog is computed by multiplying the most recent month's contract or subscription revenue by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. The company's backlog at any given time may be affected by factors including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed, and the other factors described in the company's Risk Factors as filed with the Securities and Exchange Commission. Accordingly, new orders are shown net of de-obligations and other adjustments to estimates. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, which can lead to delays in procurement of TCS products and services. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (July 30, 2015) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least five minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 888-481-2877
International Number: 719-325-2448
Conference ID: 8585578

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time through August 13, 2015 via the same website link as well as by phone:

Replay Dial-in Number: 877-870-5176
International Replay Number: 858-384-5517
Replay PIN: 8585578

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS), headquartered in Annapolis, Maryland, is a world leader in secure and highly reliable wireless communications. Our patented solutions, global presence, operational support and engineering talent enable 9-1-1, commercial location-based services and deployable wireless infrastructure; cybersecurity; defense and aerospace components; and applications for mobile location-based services and messaging. Our principal customers are wireless network operators, defense and public safety government agencies, and Fortune 150 enterprises requiring high reliability and security. Learn more at www.telecomsys.com.

About the Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income (loss) before (1) depreciation and amortization of property and equipment; (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees and non-cash FX activity; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income (loss) adjusted for (1) impairment of goodwill and long-lived assets; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees and non-cash foreign exchange activity; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about our expected backlog realization and our liquidity and capital resources, and those that are made in the commentary sections and by Mr. Tose that (a) we believe the unusual accounting and legal fees incurred in the first quarter are nonrecurring; (b) the volume of nextgen deployments is growing; (c) we expect strong second half orders for government systems and components shipments; (d) cyber security and mobile medicine products are gaining traction and man-wearable and vehicle mounted communications solutions are in a growing number of trials; and (e) our Board's review of strategic alternatives is ongoing.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(amounts in $000)	2015	2014
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 53,709	$ 50,148
Accounts receivable, net	62,877	74,051
Unbilled receivables	31,988	22,324
Inventory	9,217	6,253
Deferred project costs and other current assets	22,490	17,977
Total current assets	180,281	170,753

Property and equipment, net	32,576	33,418
Software development costs, net	4,730	4,608
Acquired intangible assets, net	15,363	17,206
Goodwill	104,241	104,241
Other assets	3,905	3,855
Total assets	$ 341,096	$ 334,081

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 48,921	$ 55,198
Deferred revenue	23,751	22,000
Current debt:
Bank debt, notes payable, and capital leases	8,573	19,291

Total current liabilities	81,245	96,489

Noncurrent debt:
Bank term debt, notes payable, and capital leases	86,156	69,850
Convertible notes due 2018	50,000	50,000
Total noncurrent debt	136,156	119,850
Deferred tax liabilities	3,814	3,556
Other liabilities	3,841	1,340

Total stockholders' equity	116,040	112,846
Total liabilities and stockholders' equity	$ 341,096	$ 334,081

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($000 except EPS)	2015	2014	2015	2014

Revenue
Services	$ 61,288	$ 67,052	$ 124,137	$ 129,321
Systems	26,639	19,169	45,657	41,990
Total revenue	87,927	86,221	169,794	171,311

Direct costs of revenue
Direct cost of services revenue	34,680	37,184	69,402	70,599
Direct cost of systems	19,424	10,802	32,804	27,678
Total direct cost of revenue	54,104	47,986	102,206	98,277

Services gross profit	26,608	29,868	54,735	58,722
As a % of revenue	43%	45%	44%	45%
Systems gross profit	7,215	8,367	12,853	14,312
As a % of revenue	27%	44%	28%	34%
Total gross profit	33,823	38,235	67,588	73,034
Total gross profit as a % of revenue	38%	44%	40%	43%

Operating expenses
Research and development expense	8,923	11,285	17,370	21,648
Sales and marketing expense	6,082	6,317	12,466	13,248
General and administrative expense	11,787	13,177	24,406	24,824
Depreciation and amortization of property and equipment	3,027	3,366	6,064	6,769
Amortization of acquired intangible assets	916	949	1,843	1,898
Total operating expenses	30,735	35,094	62,149	68,387

Income from operations	3,088	3,141	5,439	4,647

Interest expense	(2,062)	(2,026)	(4,041)	(4,230)
Amortization of deferred financing fees	(156)	(212)	(319)	(380)
Other income, net	248	-	700	137
Net income before income taxes	1,118	903	1,779	174

Income tax (provision) benefit	(401)	155	(767)	407
Net income	$ 717	$ 1,058	$ 1,012	$ 581

Netincome per share - basic	$ 0.01	$ 0.02	$ 0.02	$ 0.01

Net income per share-diluted	$ 0.01	$ 0.02	$ 0.02	$ 0.01

Weighted average shares used in calculation - basic	60,948	59,396	60,608	59,238
Weighted average shares used in calculation - diluted[1]	62,678	60,575	62,316	59,742

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

Company Contacts:
Tom Brandt	Meredith Allen	Scott Liolios
Senior Vice President and CFO	Sr. Director, Corporate Communications	Investor Relations
TeleCommunication Systems, Inc.	TeleCommunication Systems, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 410-295-1865	Tel 949-574-3860
tbrandt@telecomsys.com	mallen@telecomsys.com	info@liolios.com

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